UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

VALERO L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective on November 6, 2006, Valero L.P. and Valero GP, LLC (the “Company”) entered into change of control agreements with the following executive officers of the Company:

Name	Title
Curtis V. Anastasio	President and Chief Executive Officer
Bradley C. Barron	Vice President, General Counsel and Secretary
Steven A. Blank	Senior Vice President, Chief Financial Officer and Treasurer
James R. Bluntzer	Senior Vice President- Operations
Mary F. Morgan	Vice President- Marketing and Business Development
Thomas R. Shoaf	Vice President and Controller

The agreements are intended to assure the continued availability of these officers in the event of a change of control of each of Valero L.P., the Company, Valero GP Holdings, LLC (together herein, the “Valero MLP Entities”). The change of control agreements have three-year terms, which automatically extend for one year upon each anniversary unless a notice not to extend is given by Valero L.P. If a change of control occurs during the term of the agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Valero MLP Entities, as applicable. The agreements also provide that upon a change of control: (1) all Valero L.P. unit options held by the officer will vest and remain exercisable for the longer of the post-termination exercise period provided under the officer’s applicable award agreement or the remainder of the original option term; (2) the restrictions applicable to any restricted Valero L.P. unit awards held by the officer will lapse, and such restricted unit award shall become fully vested; and (3) all performance unit awards held by the officer will fully vest and be earned and payable based on the deemed achievement of performance at 200% of target level.

If, during the three-year term, the Company terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or the officer terminates his or her employment for “good reason,” as defined in the agreement, and upon certain terminations prior to the “change of control” or in connection with or in anticipation of a change of control, each officer other than Mr. Anastasio is generally entitled to receive the following payments and benefits: (1) accrued but unpaid compensation through the date of termination, including pro-rata annual bonus; (2) a payment equal to two times his or her annual base salary; (3) the amount having an actuarial present value equal to the additional pension benefits the officer would have received had he or she continued to be employed (for purposes of both age and service credits) by the Company for an additional two years; (4) a payment equal to two years of additional employer contributions under the Company’s tax-qualified and supplement defined contribution plans; and (5) continued welfare benefits for two years. Mr. Anastasio is entitled to receive the following payments and benefits: (1) accrued but unpaid compensation through the date of termination, including pro-rata annual bonus; (2) a payment equal to three times his annual base salary; (3) the amount having an actuarial present value equal to the additional pension benefits he would have received had he continued to be employed (for purposes of both age and service credits) by the Company for an additional three years; (4) a payment equal to three years of additional employer contributions under the Company’s tax-qualified and supplement defined contribution plans; and (5) continued welfare benefits for three years. Each agreement provides that the officer is entitled to receive a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986 as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

By:	Riverwalk Logistics, L.P. its general partner

	By:	Valero GP, LLC its general partner

Date: November 6, 2006	By:	/s/Amy L. Perry

	Name:	Amy L. Perry
	Title:	Assistant Secretary